Registration No. 333 - 62513



                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                         POST EFFECTIVE AMENDMENT NO. 1
                                 ON FORM S-3 TO
                             REGISTRATION STATEMENT
                                   ON FORM S-1
                                      UNDER
                           THE SECURITIES ACT OF 1933


                              MARK SOLUTIONS, INC.
                         -------------------------------
               (Exact Name of Registrant as Specified in Charter)


        Delaware                                        11-2864481
     ---------------                        -----------------------------------
(State of Incorporation)                    (IRS Employer Identification Number)


                   1515 Broad Street Parkway Technical Center
                          Bloomfield, New Jersey 07003
                                 (973) 893-0500
                    -----------------------------------------
                (Address, including Zip Code and Telephone Number
                  of Registrant's Principal Executive Offices)


                             Carl Coppola, President
                              Mark Solutions, Inc.
                                1515 Broad Street
                          Bloomfield, New Jersey 07003
                                 (973) 893-0500
                ------------------------------------------------
  (Name, Address, including Zip Code, and Telephone Number of Agent for Service)

                                   A copy to:

                           Timothy J. McCartney, Esq.
                                   9 Elsa Way
                          Richboro, Pennsylvania 18954
                                 (215) 396-7156

Approximate date of proposed sale to the public:

As  soon  as  practicable  after  the  effective  date  of  this  Registration
Statement.



                            [COVER PAGE 1 OF 2 PAGES]

If the only securities being registered on this form are being offered pursuant to dividend or reinvestment plans, please check the following box: [ ]

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities
Act of 1933, check the following box:   [XX]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act Registration Statement number of the earlier effective registration statement for the same offering. [ ] .


If this Form is a post effective amendment filed pursuant to Rule 462(c) under the Securities Act, please check the following box and list the Securities Act registration Statement number of the earlier effective registration statement for the same offering. [ ]


If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box [ ].


The Registration Fee of $3,550.78 has been previously paid.



The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.



















                            [COVER PAGE 2 OF 2 PAGES]

Prospectus

                              MARK SOLUTIONS, INC.

                        3,750,000 Shares of Common Stock


     Mark Solutions, Inc. sells modular steel cells for correctional institution construction and develops software applications under the name "IntraScan II" for medical diagnostic, picture archiving and communication computer systems
(PACS).

       This Prospectus relates to the sale of up to 3,750,000 shares of Mark Common Stock, $.01 par value, which have been or may be issued upon the conversion or exercise of securities sold by Mark in a June 1998 private placement and a subsequent January 1999 exchange placement. See "Mark's June 1998 Private Placement and January 1999 Exchange Placement".

     This Prospectus is part of a registration statement filed with the Securities and Exchange Commission. Mark is obligated to keep the Registration Statement effective until June 29, 2000.

     All of the Shares may be sold by the person(s) listed in the Section "Selling Shareholders" or by their transferees from time to time in the open market or in privately negotiated transactions at prices acceptable to the seller. See "Plan of Distribution". Mark will receive no proceeds from the sale of the Shares. Mark is bearing all costs (except for commissions) related to the Registration Statement.

    THESE SECURITIES INVOLVE A HIGH DEGREE OF RISK. You should carefully consider the "Risk Factors" beginning on page 5 when determining whether to purchase any of the Shares.

     The Common Stock is traded on the Nasdaq SmallCap Market under the symbol "MCSI". On October 28, 1999, the closing sales price of the Common Stock was $1.375 per share.


     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISSAPPROVED OF THESE SECURITIES OR PASSED ON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.



                ------------------------------------------------
                The date of this Prospectus is November **, 1999.

You should only rely on the information contained or incorporated by reference in this Prospectus. No one has been authorized to provide you with additional or different information.

The Shares are not being offered in any jurisdiction where an offer is not permitted.

You should assume the information in this Prospectus or any supplement is accurate as of any date other than the date of the document.




                                TABLE OF CONTENTS
                                                              Page
                                                              ----

Forward Looking Statements . . . .  . . . . . . . . . . .      2
Summary . . . . . . . . . . . . . . . . . . . . . . . . .      3
     The Company  . . . . . . . . . . . . . . . . . . . .      3
     Risk Factors . . . . . . . . . . . . . . . . . . . .      4
     Summary Selected Financial Data  . . . . . . . . . .      4
Risk Factors  . . . . . . . . . . . . . . . . . . . . . .      5
Mark's June 1998 Private Placement and
 January 1999 Exchange Placement  . . . . . . . . . . . .     10
Selling Shareholders  . . . . . . . . . . . . . . . . . .     13
Plan of Distribution  . . . . . . . . . . . . . . . . . .     14
Legal Matters . . . . . . . . . . . . . . . . . . . . . .     15
Experts . . . . . . . . . . . . . . . . . . . . . . . . .     15
Where You Can Find More Information . . . . . . . . . . .     16




                           FORWARD LOOKING STATEMENTS

     This Prospectus and the documents incorporated by reference in the Prospectus contain forward-looking statements within the of the Private Securities Litigation Reform Act of 1995. These statements are made on current plans and expectation of Mark and involve risks and uncertainties that could cause actual future activities and results of operations to be materially different from those set forth in the forward-looking statements. Important factors that could cause actual results to differ include whether modular steel cell projects and PACS projects are awarded to Mark and the timing of project completion, meeting current an future financial requirements, competition and changes in PACS technology. You are cautioned not place undue reliance on these forward-looking statements, which speak only as of the date on which they were made.

                                     SUMMARY

      This Summary does not contain all the information provided by this Prospectus, some of which may be important to you. You should carefully read the entire Prospectus and incorporated documents before you decide to buy any Shares.


                                   THE COMPANY

     Mark designs, manufactures and installs modular steel cells for correctional institution construction and develops software application under the name "IntraScan II" for medical diagnostic, picture, archiving and communication computer systems (PACS).

     Mark markets its modular steel products through public bids and by pursuing joint ventures and affiliations with other companies to solicit design, build and/or operate correctional facilities projects both domestically and internationally. Management believes that nationwide emphasis on easing overcrowded conditions in correctional institutions presents a significant growth opportunity; however, there can be no assurance of sustained business.

     Mark's modular cells can be manufactured and installed more efficiently than traditional housing alternatives by virtue of lower labor and construction costs and shorter installation time.

     Mark markets its IntraScan PACS software to radiology departments, large healthcare facilities, hospitals and outpatient imaging group practices, primarily through a marketing agreement with Data General Corporation. Management believes that it can capitalize on the development of the domestic and international PACS market; however, there can be no assurance that significant business will develop.

     The IntraScan PACS software interfaces with medical imaging devices to store and recall images digitally from modalities including x-ray, CAT Scan, MRI, ultrasound, computed radiography and nuclear medicine. The IntraScan PACS software is "platform independent" allowing the software to operate with most computer hardware and operating systems.

     Mark is a Delaware corporation formed in 1986 under the name "Showcase Cosmetics, Inc.". Mark's principal executive offices are located at 1515 Broad Street, Bloomfield, New Jersey 07003 and its phone number is (973) 893-0500.

                                  RISK FACTORS

     The securities of Mark involve a high degree of risk. Mark has historically had operating losses and related working capital deficiencies. To date, sales of its modular steel cells has been sporadic and sales of its IntraScan PACS system have been immaterial. See "Risk Factors" beginning on Page 5.



                         SUMMARY SELECTED FINANCIAL DATA

    The following summary selected financial data is based upon financial information appearing elsewhere herein and such summary information should be read in conjunction with such financial statements and notes thereto.


Income Statement Data:
(in thousands, except share and per share data)


                                 Fiscal Years Ended June 30
                             ---------------------------------
                                 1999        1998       1997
                             ---------------------------------

Revenues                       $10,226     $12,922     $  6,450
Cost and Expenses               12,695      14,913       10,192
Operating Income (Loss)         (2,469)     (1,991)      (3,742)
Net Other (Expenses)            (  241)     (  397)      (1,697)
Income Tax Benefit               1,000         ---          ---
Net Income (Loss)               (1,710)     (2,388)      (5,439)
Earnings (Loss) per Share       ($ .36)     ($ .58)      ($1.53)
Weighted Average
 Shares Outstanding           4,945,257    4,145,101   3,555,402



Balance Sheet Data:
(in thousands, except share and per share data)

                                           Fiscal Years Ended June 30
                                       ---------------------------------
                                           1999        1998       1997
                                       ---------------------------------


Working Capital (Deficit)               $1,032         $3,077    $  923
Total Assets                             9,070          5,174     5,432
Current Liabilities                      5,832            999     3,245
Other Liabilities                          505          1,060     2,340
Temporary Stockholders Equity              ---          1,220       ---
Stockholders' Equity
(Deficiency)                             2,733          1,895      (153)

                                  RISK FACTORS


     Before you make a decision to purchase any of the Shares, you should carefully read and consider the following risks.


     1. Poor Financial Condition. Mark has significant operating losses and working capital and liquidity deficiencies over the past several years. Mark had net losses of $1,710,000 and $2,388,099 for the fiscal years ended June 30, 1999 and 1998. In addition, Mark had an accumulated deficit of $31,917,000 at June 30, 1999. Mark has and will continue to experience financial difficulties unless there is a significant increase in the sale of modular cells and/or IntraScan PACS systems. Based on past operating results there can be no assurance that Mark will be able to operate profitably. Mark's poor financial condition could adversely affect its ability to raise additional working capital pursuant to private sales of its securities.

     2. Working Capital Requirements. Mark's ultimate success may depend upon its ability to raise additional working capital by selling equity securities or obtaining debt financing until its operating results improve. Mark has primarily met its working capital requirements through private placements of its securities. Management believes that its available working capital from existing contracts and from anticipated contracts will be utilized by June 30, 2000. If Mark needs additional working capital from sources other than its operations, it will most likely attempt to privately sell additional equity or debt securities. While Mark has been successful in raising working capital in the past, no assurance can be given that such sources will be available, or, if available, on terms satisfactory to Mark.

     3. Limited Market and Contract Procedure for Modular Cells. The substantial majority of Mark's revenues have been from the sale of its modular steel cells to correctional institutions. Management believes that the steel cells will continue to represent the majority of Mark's operating revenues for the next two fiscal years. The correctional institution market presents substantial sales obstacles. Unless the project is very small, correctional institutions, as a government agency, must submit proposed projects to public bidding by prospective suppliers. The purchasing agency is obligated to select from among the bidders based on objective criteria as compared to private sector purchases which generally do not require bidding. This public bidding process does not give Mark the opportunity to convince the purchaser to deal with Mark to the exclusion of competitors.

 Mark currently has contracts for it modular cells aggregating approximately $11,000,000 in revenue for the period beginning July 1, 1999 to June 30, 2000.

     4. Limited Sales of IntraScan PACS Software. For the three fiscal years ended June 30, 1999, Mark's IntraScan PACS software revenues totaled $2,103,000. While Mark believes the domestic and international market for PACS systems is significant and growing, there can be no assurance that Mark will establish a material market share and operate its IntraScan business profitably.

     5. Bonding Qualifications. Many government construction projects require vendors like Mark to provide performance and completion bonds as a condition to participation in a correctional facility bid. Due to Mark's financial condition, it has generally been unable to obtain bonds without the assistance and guarantee of its president. Mark has not limited its bidding activity nor lost any projects due to its limited bonding capacity. However, as Mark is awarded multiple projects, the inability to obtain bonds may limit the number of additional projects Mark can pursue and have a material adverse effect on the operations of Mark.

     6. Significant Contracts. For the fiscal year ended June 30, 1999, $7,127,500 (69.7%) of Mark's revenue was attributable to three modular steel cell projects. In addition, one of these projects is expected to represent $2,600,000 in revenue for fiscal 2000.

     7. Competition. Mark competes in two industries which are highly competitive; government construction and computer software. Due to the use of concrete and other traditional construction methods in the substantial majority (approximately 90%) of correctional facilities construction, Mark competes for market share with a number of major national and regional construction companies in its efforts to convince the purchasing agency to utilize steel cell construction rather than traditional methods. With respect to those projects which incorporate modular steel cells in its design criteria, Mark competes against other regional metal fabricators, some of which have greater financial resources than Mark. In addition, other sheet metal manufacturers which have greater financial and marketing resources than Mark could enter the modular cell business. Accordingly, there can be no assurance that Mark will be able to successfully compete in the market for modular cells.

     With regard to the IntraScan PACS software, other companies, including several established film and medical equipment manufacturers, which are larger and better financed than Mark, offer PACS systems and the related software. As the PACS market develops, other large medical equipment, computer hardware or software companies could enter the PACS business. Accordingly, there can be no assurance that Mark will be able to successfully compete in the PACS market.

     8. Rapid Technological Change in the Software Industry; Need for Continued Product Development. The application software industry is subject to rapid technological and industry standard changes that can quickly make existing products less desirable or obsolete. Consequently, Mark is required to continually develop, update and enhance its IntraScan II software applications to keep pace with industry changes and to respond to the changing needs of customers. These efforts require substantial capital investments. While Mark intends to allocate the necessary resources to the extent available, there can be no assurance that Mark will not experience difficulties in product development or that other companies will not develop software applications which will achieve greater acceptance in the PACS market.

     9. Dependence on Key Person. Mark is dependent upon the continued services of Carl Coppola, its Chairman of the Board, President and Chief Executive Officer. The loss of Mr. Coppola could have a material adverse effect on Mark. Mark is the beneficiary of a term life insurance policy of $1,000,000 on the life of Mr. Coppola.

     10. Nasdaq Listing Maintenance Requirements; Recent Trading Prices; Potential Application of Exchange Act "Penny Stock" Rules. Mark's Common Stock trades on the Nasdaq SmallCap Market. To be eligible for continued listing of its Common Stock, Mark is required to maintain, among other things:

     o  a minimum bid price of $1.00 per share.
     o minimum net tangible assets of $2,000,000 or a market capitalization of $35 million.

     If Mark does not maintain its Nasdaq SmallCap Market listing, the liquidity of the Common Stock would be adversely affected. In addition, Mark's ability to raise additional working capital through sales of its equity securities would also be adversely affected. In response to the low trading price of its Common Stock, Mark effected a 1 for 4 reverse stock split in June 1999 to meet Nasdaq's minimum bid requirement.

     If Mark does not maintain its Nasdaq SmallCap Market listing, Mark's Common Stock would most likely be a "penny stock" as that term is defined in the Exchange Act. Brokers effecting transactions in a penny stock are subject to additional customer disclosure and record keeping obligations, including:

     o standardized risk disclosure document about the penny stock market prior to the transaction.
     o  current bid and offer quotations for the penny stock.
     o the compensation of the broker and its salesperson for transactions in penny stocks.
     o monthly account statements showing the market value of each penny stock owned by the customer.

     In addition, brokers effecting transactions in a penny stock are also subject to addition sales practice requirements under Rule 15g-9 of the Exchange Act including:

          o making an individualized written suitability determination of penny stock investments for each customer.
          o obtaining a prior written agreement for the specific penny stock purchase.

     Because of these additional obligations, certain brokers will not effect transactions in penny stocks, which could have an adverse effect on the liquidity of the security and make selling it more difficult.

    11. Impact of Conversion Price of Preferred Stock and Debentures on the Trading Price of Common Stock. Mark currently has outstanding 27,686 shares of Series A and Series B Preferred Stock which are convertible into shares of Common Stock at the discounted rate of 75% of the market price. Mark also currently has outstanding 20,000 shares of Series C Preferred Stock which are convertible into shares of Common Stock at the discounted rate of 70% of the market price. These discounted conversion rights may prevent rises in the trading price of the Common Stock due to the potential sale of the underlying Common Stock which would be acquired at below the then current trading price. In June 1998 a holder converted debentures in the principal amount of $750,000 provided Mark agree to issue additional shares of Common Stock to the extent the trading price fell below $5.00 per share during the period through January 31, 2000. This adjustment provision may similarly affect the trading price of the Common Stock. Because of the discount to the current market price of the Common Stock, sales of the shares of Common Stock underlying the Preferred Stock may cause a downward trend in the trading price of the Common Stock until such shares are sold if the interest to buy the Common Stock by investors is weak. Based on the closing bid price of Mark's Common Stock on October 28, 1999 of $1.375, 898,887 shares of Common Stock would be issuable on conversion of the outstanding Preferred Stock and as a result of the debenture adjustment. Because the conversion of the Preferred Stock is dependent on the price of the Common Stock at future dates, the actual number of shares of Common Stock which will be issued in undeterminable, and may exceed the assumed number given above.

     12. Subcontractor Credit Risk. Mark's modular steel cells are only one component of correctional institution projects. Therefore, Mark may not be the prime contractor on a project, but a subcontractor. Under these circumstances, Mark usually will not have the direct financial obligation of the government agency or other purchaser, but will be primarily relying on the prime contractor regarding payment for its products. This presents a greater credit risk to Mark.

     13. Related Party Transactions; Potential Conflicts of Interests. Mark has been a party to business transactions with certain officers, Directors or their affiliates. Mark intends to purchase goods and services in the ordinary course of business from related parties and may determine based upon circumstances at that time to engage in additional transactions with officers, Directors, principal shareholders or affiliates. While Mark believes these transactions have been on terms no less favorable than could be obtained from unaffiliated parties, such situations present potential conflicts of interest.

     14. No Dividends. Mark has never paid a cash dividend on its Common Stock. Mark does not intend to pay in the foreseeable future, cash dividends on the Common Stock but intends to retain any earnings to finance growth.

     15. Antitakeover Effects of Authorized and Unissued Preferred Stock. Mark's Board of Directors have the authority to issue up to 4,705,000 shares of preferred stock and to determine the price, rights, preferences, privileges and restrictions including voting rights, of those shares without any further vote or action by Mark's shareholders. The rights of the holders of Common Stock will be subject to, and may be adversely affected by the rights of the holders of any preferred stock that may be issued. The issuance of preferred stock, while providing flexibility for possible acquisitions and other corporate purposes, could have the effect of making it more difficult for a third party to acquire a majority of the outstanding voting stock of Mark. Mark has no present plans to issue additional shares of Preferred Stock.

                     MARK'S JUNE 1998 PRIVATE PLACEMENT AND
                         JANUARY 1999 EXCHANGE PLACEMENT

      Mark effected a June 1998 private placement which raised gross proceeds of $2,750,000 (the "Private Placement"). The Private Placement consisted of equity and debt units pursuant to which Mark issued 1,220,000 shares of Common Stock,
(ii) $1,530,000  principal amount convertible  debentures due December 28, 1999,
(iii) warrants to purchase 1,375,000 shares of Common Stock and (iv) an option to purchase an additional $2,550,000 principal amount convertible debentures with warrants to purchase 1,275,000 shares of Common Stock. The Private Placement was effected to comply with the continued listing requirements of The Nasdaq SmallCap Market related to "net tangible assets" and to provide for adequate working capital to fund operations.

     The Common Stock being offered under this Prospectus were acquired by the Selling Shareholders in a January 1999 exchange placement (the "Exchange Placement") pursuant to which the investors agreed to exchange the securities received in the Private Placement for:

     o 122,000 shares of 7% Series A Preferred Stock, $1.00 par value.
     o 153,000 shares of 7% Series B Preferred Stock, $1.00 par value.
     o Warrants to purchase 343,750 shares of Common Stock at $6.00 per share on or before June 28, 2002.
     o an option exercisable by the investors to purchase an additional 275,000 shares of Preferred Stock with warrants to purchase 343,750 shares of Common Stock
              (the "Preferred Stock Unit Option").

     As of October 28, 1999, 21,686 shares of the A Preferred Stock, 6,000 shares of the B Preferred Stock and all of the Warrants remained issued and outstanding.


Preferred Stock. Except for the conversion price, the terms, conditions and preferences of the A and B Preferred Stock are identical.

     Conversion Rights. Each share of A Preferred Stock is convertible, at the option of the holder, into shares of Common Stock equal to $10.00 per share divided by the lesser of (a) $1.00 or (b) 75% of the average per share closing bid price of the Common Stock for the five trading days immediately preceding the conversion date(s). Each share of B Preferred Stock is convertible, at the option of the holder, into shares of Common Stock equal to $10.00 per share divided by the lesser of (a) $1.50 or (b) 75% of the average per share closing bid price of the Common Stock for the five trading days immediately preceding the conversion date(s). The Preferred Stock will automatically convert into Common Stock on June 30, 2000 at the then applicable conversion price.

     Voting Rights. Except as otherwise required by law, the holders of shares of Preferred Stock have four votes per share voting as a single class with the Common Stock.

     Dividends. Each share of Preferred Stock receives a quarterly dividend with an annual rate of $0.70 per share. The dividends of the Preferred Stock are payable in cash or Common Stock, at the option of Mark.

     Liquidation Rights. In the event of any liquidation, the holders of the Preferred Stock will share equally in any balance of Mark's assets available for distribution to them up to $10.00 per share plus unpaid dividends, after satisfaction of creditors and the holders of Mark's senior securities, if any.


Preferred Stock Unit Option. The Preferred Stock Unit Option gives the holders the right to purchase additional preferred stock units, which in the aggregate would consist of (i) 275,000 shares of Preferred Stock with terms identical to the Series B Preferred Stock and (ii) 343,750 four-year warrants, each to purchase one share of Common Stock at $6.00 per share. The Preferred Stock Unit Option is exercisable until January 28, 2000. The Common Stock underlying the Preferred Stock Unit Option is not being offered by this Prospectus.


Anti-dilution   Provisions.    The   Exchange   Placement   securities   contain
anti-dilution provisions in the event of stock dividends, stock splits, reverse stock splits and similar transactions.


Restriction on Acquiring in Excess of Five (5%) of the Outstanding Common Stock. Each holder of the Exchange Placement securities are prohibited from acquiring the beneficial ownership of over five (5%) percent of Mark's Common Stock through the (i) conversion of Preferred Stock, (ii) exercise of the Warrants or
(iii) exercise of the Preferred Stock Unit Option.

Impact of Conversion Price of the Preferred Stock. The conversion price of the Preferred Stock is variable based on the current price of Mark's Common Stock at the time of conversion. Because of the discount to the current market price of the Common Stock, sales of the shares of Common Stock underlying the Preferred Stock may cause a downward trend in the trading price of the Common Stock until such shares are sold if the interest to buy the Common Stock by investors is weak. The Selling Shareholders are not prohibited from taking or maintaining a short position in the Common Stock.

                              SELLING SHAREHOLDERS

     The up to 3,750,000 shares of Common Stock offered hereby are being offered for the account of the following person(s). The information regarding such person(s) and beneficial ownership of Common Stock has been provided by the Selling Shareholders.


                                       Shares of   Total Shares      Shares of
                                        Common       of Common         Common
                                        Stock         Stock             Stock
                                       Issuable    Beneficially         Owned
                        Shares of        Under      Owned and           After
Name                   Common Stock     Warrants      Offered          Offering
-----------------    -----------------------------------------------------------

Jules Nordlicht            285,714        100,000       385,714              0
Huberfeld Bodner
  Family Foundation        267,857         93,750       361,607              0
Mark Nordlicht              71,428         25,000        96,428              0
John Georgallas            183,100(1)      25,000       208,100              0
Harry Adler                 34,859         12,500        47,359              0
Rita Folger                 96,969(1)      12,500       109,469              0
Mechon L'Hoyroa             19,608          7,031        26,639              0
Joseph Antine               17,430          6,250        23,680              0
Philip Huberfeld            17,430          6,250        23,680              0
Issac Levy                  17,430          6,250        23,680              0
Beth Medrash Gevoa
  of Israel                 17,430          6,250        23,680              0
Abraham Elias               17,430          6,250        23,680              0
Congregation of
  Ahavas Tzdodak V'Chesed   17,430          6,250        23,680              0
Abraham Ziskind             17,430          6,250        23,680              0
Jerusalem Fund              17,430          6,250        23,680              0
Shor Yoshuv Institute       17,430          6,250        23,680              0
Josh Berkowitz               8,715          3,125        11,840              0
Yeshiva of Telshe Alumni     8,715          3,125        11,840              0
Shekel HaKodesh              4,375          1,562         5,937              0
Judah Perstein               4,375          1,562         5,937              0
Ahron Schiller               2,179            781         2,960              0
Rebecca Adika                2,179            781         2,960              0
Elissa Eisner Gottlieb       2,179            781         2,960              0

------------------------------------------
(1) Assumes dividends paid in cash. Based on a conversion rate of 75% of the closing sale price of $1.375 on October 28, 1999.

                              PLAN OF DISTRIBUTION

     The sale of shares of Common Stock by the Selling Shareholders may be effected from time to time in transactions on one or more exchanges or in the over-the-counter market, or otherwise in negotiated transactions, through the timing of options on the shares or through a combination of such methods of sale, at fixed prices, which may be charged at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. The Selling Shareholders may effect such transactions by selling the shares of Common Stock in an exchange distribution in accordance with the rules of such exchange to or through broker-dealers, and such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the Selling Shareholders and/or the purchasers of the shares of Common Stock for which such broker-dealer may act as agent or to whom they sell as principal, or both (which compensation as to a particular broker-dealer may be in excess of customary compensation). The Selling Shareholders and any broker-dealers who act in connection with the sale of the shares of Common Stock hereunder may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act, and any commissions received by them and profit on any sale of the shares of Common Stock as principal might be deemed to be underwriting discounts and commissions under the Securities Act.

     In addition any securities covered by the Prospectus which qualify may be sold under Rule 144 rather than pursuant to the Prospectus, as supplemented. From time to time the Selling Shareholders may engage in short sales, short sales against the box, puts and calls and other transactions in securities of Mark or derivatives thereof, and may sell and deliver the shares in connection therewith.

     From time to time Selling Shareholders may pledge their shares pursuant to the margin provisions of their respective customer agreements with their respective brokers. Upon a default by a Selling Shareholder, the broker may offer and sell the pledged shares of the Common Stock from time to time.

                                  LEGAL MATTERS

     Timothy J. McCartney, Esq. has acted as counsel for Mark and has rendered an opinion on the validity of the shares of Common Stock to be sold pursuant to this Prospectus.


                                     EXPERTS

     Mark's consolidated balance sheet as of June 30, 1998 and 1999 and the consolidated statements of operations, stockholders' equity (deficiency) and cash flows for the years ended June 30, 1998 and 1999 incorporated into this Prospectus, have been included in reliance on the report of Holtz Rubenstein & Co., LLP, independent certified public accountants, given on the authority of that firm as experts in accounting and auditing.

     Mark's consolidated statement of operations, stockholders' equity and cash flows for the year ended June 30, 1997 incorporated into this Prospectus, have been included in reliance on the report of Sax Macy Fromm & Co., P.C., independent certified public accountants, given on the authority of that firm as experts in accounting and auditing.

                       WHERE YOU CAN FIND MORE INFORMATION


     Registration Statement and SEC Filing. This Prospectus is part of a Registration Statement (File No. 333-62513) filed with the SEC and omits certain information contained in that Registration Statement. Mark also files annual, quarterly, special reports and other information with the SEC. You may read and copy any document that Mark files at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for information on the operations of its Public Reference Rooms. In addition, the SEC maintains an Internet site (http:// www.sec.gov) where Mark's SEC filings are available free of charge.

     Mark's    Web   Site.    Mark    maintains    its   own    Internet    site
(www.mark-solutions.com), which contains other information About Mark.


     Information Incorporated by Reference. Mark is permitted to incorporate by reference into this Prospectus information and reports that are filed with the SEC. The following documents filed by Mark (Commission File No. 0-17118) are incorporated and made a part of this Prospectus by reference:

     (1) Mark's Annual Report on Form 10-K for the year ended June 30, 1999.
     (2) Mark's definitive proxy statement for its Annual Shareholders Meeting to be held on December 17, 1999.
     (3) The description of the Common Stock contained in the Registration Statement on Form S-1 (File No. 333-62513) declared effective on December 31, 1999.

     In addition, all documents subsequently filed by Mark under Section 13(a), 13(c), 14 or 15(d of the Securities Exchange Act of 1934 and prior to the termination of the offering of Shares are deemed to be incorporated by reference into and made a part of this Prospectus from the date of filing. Information contained in these subsequent filings automatically modifies or supersedes previously filed information, including information contained in this Prospectus.

     You may obtain free copies of these filings.  Requests for copies should be
directed  to  Ms.  Cheryl  Gomes,  Mark  Solutions,   Inc.  1515  Broad  Street,
Bloomfield, New Jersey 07003, Telephone Number (973) 893-0500.

                                     PART II

                 INFORMATION NOT REQUIRED IN FORM S-3 PROSPECTUS


Item 14.  Other Expenses of Issuance and Distribution.

     The following is a list of the estimated expenses to be incurred by the Registrant in connection with the issuance and distribution of the securities being registered hereby, other than underwriting discounts and commissions.

Item                                                               Amount
------------------------------                                 -------------
Registration Fee . . . . . . . . . . . . . . . . . .            $   3,551
Accountants' Fees and Expenses . . . . . . . . . . .                5,000
Blue Sky Filing Fees and Expenses  . . . . . . . . .                3,000
Legal Fees and Expenses  . . . . . . . . . . . . . .               10,000
Miscellaneous . . . . . . . . . . . . . . . . . . . .               4,000
                                                                 --------
Total . . . .  . . . . . . . . . . . . . . . . . . . .           $ 25,551


Item 15.  Indemnification of Directors and Officers.

     Reference is made to Article Seven of the Certificate of Incorporation of the Registrant and Section 145 of the Delaware General Corporation Law.

     Article Seventh of the Certificate of Incorporation of the Registrant provides for indemnification to the full extent permitted by Delaware law of all persons whom it shall have the power to indemnify thereunder. Section 145 of the General Corporation Law of the State of Delaware ("GCL") contains provisions entitling directors and officers of the Registrant to indemnification from judgments, fines, amounts paid in settlement and reasonable expenses, including attorney's fees, as the result of being or having been a director or officer of the Registrant provided said officers or directors acted in good faith. GCL
Section 145 provides broad powers of indemnification of directors and officers by their corporation. For example, the board of directors, the shareholders, or independent legal counsel in some circumstances may authorize the corporation to indemnify any officer or director again expenses (including attorneys' fees), judgments, fines and amounts paid in settlement, actually and reasonable incurred by him in connection with any "threatened, pending or completed action, suit or proceeding other than an action by or in the right of the corporation, whether civil, criminal, administrative or investigative- by reason of the fact that he is or was a director or officer of the corporation, if such director or officer acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. With respect to any threatened, pending or completed action or suit by or in the right of a Delaware corporation, the corporation may in like manner indemnify any officer or director against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interest of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such personal shall have been adjudged to be liable for negligence or misconduct in the performance of his duty to the corporation, but only if and to the extent that the Court of Chancery or the court in which the action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

     Should a director or officer defend litigation arising out of his office and be successful on the merits or otherwise in defense of the action, GCL
Section 145 provides that such officer or director shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith.

     Finally, a corporation organized under the GCL shall have power to purchase and maintain insurance on behalf of any director or officer against any liability asserted against him and incurred by him in such capacity or arising out of his status as an officer or a director, whether or not the corporation would have the power to indemnify him against such liability under the before described provisions of Section 145 of the GCL.


Item 16.  Exhibits.

Exhibit
Number           Description
---------        -----------------------------------------------------------

 2.a)-- Stock purchase Agreement between Mark and Ian Baverstock, Jonathan Newth, David Payne and Joanna Tubbs dated April 5, 1996. (Incorporated by reference to Exhibit 1 to Mark's Form 8-K-Dated of Report May 28, 1996 referred to herein as "Mark's May 1996 Form 8-K")

   b)-- Stock Purchase Agreement between Mark and Christopher Cummins and Moria Addington dated April 24, 1996. (Incorporated by reference to Exhibit 2 to Mark's May 1996 Form 8-K)

Exhibit
Number           Description
---------        -----------------------------------------------------------

 3.a)-- Amended and Restated Certificate of Incorporation (Incorporated by reference to Exhibit 3(i)1 to Mark's
                   Form 10-Q for the period ended December 31, 1998)

   b)-- Certificate of Designation of Series "A" Preferred Stock (Incorporated by reference to Exhibit 3(i)2 to Mark's Form
                   10-Q for the period ended December 31, 1998)

   c)--           Certificate  of Designation of Series "B" Preferred  Stock.
                  (Incorporated  by  reference  to Exhibit  3(i)3 to Mark's Form
                   10-Q for the period ended December 31, 1998)

   d)-- By-laws (Incorporated by reference to Exhibit 3 b) to Mark's Form 10-K for the fiscal year ended June 30, 1998)

 4.a)--           Specimen Stock Certificate (Incorporated by reference to
                  Exhibit 4 a) to Mark's Form 10-K for the fiscal year ended June 30, 1998)

 5.               Opinion of Timothy J. McCartney, Esq.

21.               Subsidiaries of Mark (Incorporated by reference to Exhibit 21.
                  to Mark's Form 10-K for the fiscal year ended June 30, 1998)

23.a)-- Consents of Holtz Rubenstein & Co., LLP, Sax Macy Fromm & Co., P.C., Chantrey Vellacott and Baker Tilly (included on pages II-7 to II-8)

23.b)--           Consent of Timothy J. McCartney, Esq. (included in Exhibit 5)

24.               Power of Attorney (included on page II-5)




Item 17.  Undertakings.

     (A) Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons, if any, of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action suit or proceeding) is asserted by any such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless, in the opinion of its counsel, the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

          (B) With respect to the Common Stock, the undersigned Registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement;

          (i) To include any prospectus required by Section 10 (a) (3) of the Securities Act of 1933;

          (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in the volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee " Table in the effective registration statement;

         (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, the paragraphs (a)(1)(i) and (a)(1)(ii)shall not apply if the information required to be included in a post-effective amendment by such paragraph is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), that are incorporated by reference in the registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (C) The undersigned registrant hereby undertakes that, for purposes of determining liability under the Securities Act, each of the registrant's annual reports pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and where applicable, each filing of an employee benefit's plan annual report pursuant to Section 15(d) of the exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (D) The undersigned registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnish pursuant to and meeting the requirements of Rule 14-a-3 or Rule 14c-3 under the Exchange Act; and, where interim financial information required to be presented by Article 3 of Regulation S-X are not set forth in the prospectus, to deliver, to cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly that is specifically incorporated by reference in the prospectus to provide such interim financial information.





                                POWER OF ATTORNEY

     Mark Solutions, Inc., and each of the undersigned do hereby appoint Carl Coppola, its or their true and lawful attorney to execute on behalf of Mark
Solutions, Inc. and the undersigned any and all amendments (including post-effective amendments) to this Registration Statement and to file the same with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and that it has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Bloomfield, State of New Jersey, on October 29, 1999.

                                        MARK SOLUTIONS, INC.

                                        By:  /s/ Carl Coppola
                                        ---------------------------------------
                                        (Carl Coppola, Chief Executive Officer
                                        and  President)


     Pursuant  to  the   requirements  of  the  Securities  Act  of  1933,  this
registration statement has been signed below by the following persons in the capacities and on the date indicated.

Signature                     Title                              Date
----------------------       ------------------------            --------------
/s/ Carl Coppola             Chief Executive Officer,
----------------------       President and Director            October 29, 1999
(Carl Coppola)               (Principal Executive Officer)

/s/ Michael Nafash           Chief Financial Officer,
----------------------
(Michael Nafash)             Vice President- Finance and
                             Director (Principal Financial
                             and Accounting Officer)           October 29, 1999


/s/ Richard Branca           Director                          October 29, 1999
----------------------
(Richard Branca)

/s/ Yitz Grossman            Director                          October 29, 1999
----------------------
(Yitz Grossman)

/s/ Ronald E. Olszowy        Director                          October 29, 1999
----------------------
(Ronald E. Olszowy)

/s/ William Westerhoff       Director                          October 29, 1999
----------------------
(William Westerhoff)

                    CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

     We consent to the inclusion into this Post Effective Amendment No.1 on Form S-3 to Registration Statement on Form S-1 of our report dated September 2, 1999 with respect to the consolidated financial statements of Mark Solutions, Inc. and Subsidiaries ("Mark") as of June 30, 1998 and 1999 and for the years ended June 30, 1998 and 1999. We also consent to the reference to us under the heading "Experts" in the Prospectus which is part of the Registration Statement.


                                             HOLTZ RUBENSTEIN & CO., LLP
                                             Certified Public Accountants

Melville, New York
October 29, 1999



                    CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

We consent to the inclusion into this Post Effective Amendment No. 1 on Form S-3 to Registration Statement on Form S-1 of our report dated August 22, 1997 (except for Note 1, as to which date is September 23, 1997), on our audits of the consolidated statements of operations, shareholders equity (deficiency) and cash flows of Mark Solutions, Inc. ("Mark") for the year ended June 30, 1997. We also consent to the reference to us under the heading "Experts" in the Prospectus which is part of the Registration Statement.


                                              Sax Macy Fromm & Co., P.C.
                                              Certified Public Accountants


Clifton, New Jersey
October 29, 1999

                    CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

     We consent to the inclusion into this Post Effective Amendment No. 1 on Form S-3 to Registration Statement on Form S-1 of our report dated October 11, 1999, on our audits of the financial statements of MarkCare Medical Systems Limited as of June 30, 1998 and 1999 and for the years ended June 30, 1998 and 1999.


                                                       Chantrey Vellacott
                                                       Chartered Accountants
                                                       Registered Auditors


London, England
October 29, 1999





                    CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

     We consent to the inclusion into this Post Effective Amendment No. 1 on Form S-3 to Registration Statement on Form S-1 of our report dated September 25, 1997, on our audits of the financial statements of MarkCare Medical Systems Limited for the period ending 30 June 1997.


                                                         Baker Tilly
                                                         Chartered Accountants



London, England
October 29, 1999